Exhibit 10.40
7-December 2007
................................2007
SILICIUM DE PROVENCE SAS
and
EVERGREEN SOLAR, INC.

SUBORDINATED LOAN AGREEMENT

HERBERT SMITH LLP

7-December 2007

7-December 2007
SUBORDINATED LOAN AGREEMENT
THIS LOAN AGREEMENT is made on 7th December, 2007
BETWEEN:
(1)	SILICIUM DE PROVENCE S.A.S., a private company with limited liability, incorporated under the laws of France, whose registered office is situated at Usine de Saint Auban, 04 600 Saint Auban, France, represented by Mr. Frank Wouters, hereinafter referred to as the “Borrower”, and

(2)	EVERGREEN SOLAR, INC., a company incorporated in Delaware, U.S.A., with registered number 2426798, whose registered office is situated at 138 Bartlett Street, Marlboro, Massachusetts 01752, U.S.A. represented by Richard Chleboski, hereinafter referred to as the “Lender”,
Hereinafter referred to severally each as a “Party” and jointly as the “Parties”.
WHEREAS:
(A)	The Borrower intends to develop a plant in France for the production of solar grade silicon.

(B)	Lender and Borrower have entered into an agreement for the sale and purchase of solar grade silicon on the same date hereof (the “Silicon S&P Agreement”).

(C)	Lender and Borrower have agreed that in consideration for the Borrower entering into the Silicon S&P Agreement with the Lender, the Lender shall make available to the Borrower, by way of a subordinated loan, an amount of thirty million Euros (EUR 30,000,000) (the “Loan”).

(D)	The Parties wish to set out the terms and conditions of the Loan in this agreement (the “Loan Agreement”).
NOW, THEREFORE THE PARTIES AGREE AS FOLLOWS:
1.	INTERPRETATION

In this Loan Agreement, unless otherwise specified or the context otherwise requires:

1.1	words importing the singular shall include the plural and vice versa;

1.2	words importing any gender shall include all other genders;

1.3	words importing the whole shall be treated as including reference to any part of the whole;

1.4	reference to an Article is to the relevant article of this Loan Agreement;

1.5	reference to this Loan Agreement or to any other document is a reference to this Loan Agreement or to that other document as modified, amended, varied, supplemented or replaced from time to time;

1.6	reference to a provision of law is a reference to that provision as extended, applied, amended, consolidated or re-enacted or as the application thereof is modified from time to time and shall be construed as including reference to any order, instrument, regulation or other subordinate legislation from time to time made under it, except as otherwise provided in this Loan Agreement;

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1.7	all references to the words ‘include’ and ‘including’ shall be construed without limitation;

1.8	a reference to writing or written includes faxes and e-mail;

1.9	headings used in this Loan Agreement shall not affect its construction or interpretation;

1.10	words and phrases defined in any part of this Loan Agreement bear the same meanings throughout this Agreement;

1.11	wherever in this Loan Agreement provision is made for the giving of notice, consent or approval by any person, unless otherwise stated, such shall not be unreasonably withheld. Any notice, consent or approval shall be in writing and the word ‘notify’ shall be construed accordingly. All notices shall be served on the Parties designated representative at the registered address of the Party or other address that a Party may notify the other Party of from time to time.

2.	LOAN

2.1	The Lender grants the Borrower a loan of a total principal amount of thirty million Euros (EUR 30,000,000) to be disbursed to the Borrower in two instalments, as follows:
2.1.1	A first instalment of fifteen million Euros (EUR 15,000,000) to be paid no later than 30 November 2007; and

2.1.2	A second instalment of fifteen million Euros (EUR 15,000,000) to be paid no later than 31 January 2008.
2.2	The actual disbursement date of the last instalment of the Loan to the Borrower shall be the “Effective Date”.

2.3	The Loan is to be paid by the Lender into the Borrower’s account in immediately available cleared funds as follows:

Bank: ING Belgium S.A., Succursale en France

Branch: Immeuble Les Caryatides, 24/26 boulevard Carnot, 59042 Lille cedex

Account Number: 30438

IBAN number: FR76 3043 8000 0836 8300 3000 905

BIC Number: INGBFRPP

Code Guichet: 00008

No du Compte: 36830 03 0009 Cle RIB : 05

or to such other bank account as may be nominated from time to time by the Borrower to the Lender pursuant to Article 14.

2.4	The Loan shall be used by the Borrower solely to finance the works arising out of and relating to the construction of the Borrower’s plant (the “Works”). For the avoidance of doubt, the Loan shall not be used to increase management remuneration, for the repayment of any indebtedness for borrowed money or for any capital distribution to the Borrower’s equity holders.

3.	INTEREST AND REPAYMENT

3.1	The Borrower shall, from the Effective Date, pay interest in arrears to the Lender on the Loan outstanding from time to time, such interest calculated at a rate of three percent (3%) per Calendar Year compounded annually on the actual outstanding amount of the Loan plus any accrued interest and any other amounts due hereunder; provided that upon a failure to repay a part of the Loan when due or any other default by Borrower set forth in

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Clause 18 under this Loan Agreement, the foregoing rate shall increase to an amount equal to (a) the twelve-month EURIBOR rate determined on the business day preceding the default as reported in the Wall Street Journal, plus (b) three (3%) on the unpaid amount only. “Calendar Year” means the period of 365 or 366 days, as the case may be, beginning on 1st January and ending on 31st December.

3.2	Interest shall be calculated on the basis of the actual number of days elapsed.

3.3	The Borrower shall repay the Loan and interest and accrued hereunder, on the date falling five (5) years after the Effective Date (the “Repayment Date”), save that the Borrower may prepay all or part of the Loan in accordance with Article 4 and provided that in the event that the Lender terminates the Silicon S&P Agreement pursuant to Article 11.1 thereof, the Repayment Date shall be the effective date of such termination.

3.4	The interest due on the outstanding amount of the Loan (first and second instalments) shall be payable in whole on the Repayment Date.

3.5	For the purposes of Articles L.313-1 et seq., R.313-1 and R.313-2 of the French Code de la Consommation, the Lender hereby informs the Borrower that the all-in rate (taux effectif global) of the Loan is three percent (3%).

3.6	All payments made by the Borrower to the Lender shall be in Euros in immediately available cleared funds by electronic transfer to an account held by Silicon Valley Bank, account number [•], swift code [•], for the credit of [•].

4.	EARLY REPAYMENT

4.1	The Borrower shall at all times be allowed to prepay the Loan in whole or in part, without premium or penalty, provided it does so in whole multiples of EUR 100,000 and that ten (10) days prior written notice has been delivered to the Lender.

4.2	Notwithstanding the provisions of Clause 3.4, any early redemption under this Agreement shall include accrued interest on the amount prepaid.

5.	REPRESENTATIONS

Except as otherwise stated below, each of the Lender and the Borrower hereby represents and warrants that:
(A)	It is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

(B)	The obligations expressed to be assumed by it are valid and binding obligations;

(C)	The entry into and performance by it of this Loan Agreement do not and will not conflict with (a) any provision of any law or regulation applicable to it, (b) its constitutional documents, and (c) any agreement which is binding upon it or any of its assets; and

(D)	It has the power to enter into, perform and deliver this Loan Agreement and the transactions contemplated therein.
6.	UNDERTAKINGS

Except as otherwise stated below, each of the Lender and the Borrower hereby undertakes:
(A)	To do all such things as are necessary to maintain its corporate existence;

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(B)	To obtain, maintain and comply with the terms of any authorisation required under any applicable law or regulation to (i) enable it to carry out its activities and (ii) perform its obligations under this Loan Agreement; and

(C)	To comply with all applicable laws and regulations.
7.	SUBORDINATION

7.1	In the event that insolvency proceedings are initiated against the Borrower or that it is unable to pay its debts as they fall due or in the event of any moratorium on its debts or if the Borrower has proposed any composition, assignment or arrangement to its creditors, the obligation to repay the outstanding amount of the Loan:
7.1.1	shall be subordinated to any indebtedness of the Borrower to any lending or financial institution in any way related to the Works, both present and future notwithstanding whether such indebtedness is recoverable by process of law or is conditional or unconditional (“Financial Loans”);

7.1.2	shall rank pari passu with the rights of (i) any other lender under other loans similar to the Loan, entered into (or to be entered into) between the Borrower and any other silicon processor or photovoltaic items manufacturer (“Manufacturer Loans”), and (ii) the Borrower’s shareholders under shareholders’ loans entered into (or to be entered into) between the Borrower and any of its shareholders (“Shareholder’s Loans”).
7.2	The Borrower undertakes not to grant any security interest of any kind in respect of any Manufacturer Loan or Shareholder’s Loan unless the Loan benefits from similar security of the same rank.

7.3	The Lender undertakes, and acknowledges that it is a condition of this Loan Agreement, that it shall not grant any mortgage, charge, pledge, lien or other security interest of any kind or arrangement that would adversely effect the rights of the Borrower under this Loan Agreement, whether to its creditors or any other third party. Without prejudice to the foregoing, the Borrower acknowledges and accepts that the assets of the Lender, including without limitation Lender’s rights under this Loan Agreement, are currently and are expected to continue to be subject to liens in favour of Lender’s creditors.

7.4	The Lender undertakes that, on the written request of the Borrower, the Lender shall cooperate with the Borrower and any creditor providing a Financial Loan, Manufacturer Loan or Shareholder’s Loan to the Borrower, by entering, in a timely manner, into such inter-creditor agreement as may reasonably be necessary and customary for the implementation of Articles 7.1 and 7.2 above.

8.	COSTS

The Lender and the Borrower shall each pay their own respective costs, taxes and fees in connection with the implementation of this Loan Agreement.

9.	PARTIAL PAYMENTS

If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under this Loan Agreement, the Lender shall apply that payment towards the obligations of the Borrower in the following order:
(A)	in or towards payment of any unpaid fees, costs and expenses;

(B)	in or towards payment of accrued interest; and

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(C)	in or towards payment of any principal due but unpaid under this Loan Agreement.
10.	ASSIGNMENT

10.1	Subject to (A) – (D) below and 10.2 neither Party may, or may purport to, assign, transfer, mortgage, charge, pledge or otherwise encumber all or any portion of its rights, interests or obligations arising under this Loan Agreement without the prior written consent of the other Party, except that:
(A)	The Borrower may freely assign, transfer, mortgage, charge, pledge or otherwise encumber all or any portion of its rights and obligations under this Loan Agreement (or any document or legal instrument referred to in this Loan Agreement), (i) to any shareholder of the Borrower or Affiliate of such shareholder or (ii) to any Creditor.

For the purposes of this Article 12(A), “Affiliate” means in relation to any person, any other person that, directly or indirectly, controls or is controlled by or is under the same control as such person and the term “control” shall mean the ability to exercise, or to promote the exercise, directly or indirectly, of at least 50% of the voting rights attached to a person’s equity interests or shares.

“Creditor(s)” means any bank, special purpose project company, trust company, mortgage company, insurance company, pension fund, real estate investment trust, or other lending or financial institutions (including indirect lenders and loan participants) providing debt, equity, lease and/or bond financing or financial services, or credit support or other credit enhancement in any way related to the construction of the Works

(B)	If the Borrower does not obtain the Lender’s prior written consent to any such assignment, transfer, mortgage, charge, pledge or other encumbrance under sub-clause (A) above the Borrower shall not be released from any obligation hereunder unless and until Borrower provides an unconditional repayment guarantee to Lender in a form acceptable to Lender in its sole discretion.

(C)	If the Borrower obtains the Lender’s prior written consent to any such assignment, transfer, mortgage, charge, pledge or other encumbrance under sub-clause (A) above assignment the Borrower shall not have to provide a repayment guarantee to Lender and the Borrower shall be released from any obligation hereunder upon the execution of an assignment and assumption agreement whereby Borrower assigns all of its rights to the assignee and the assignee assumes all of the obligations of Borrower under this Loan Agreement.

(D)	Successive assignments of Borrower’s rights under this Loan Agreement shall remain subject to this Article 10.1 provided that Silicium de Provence S.A.S. shall not be released from a guarantee provided in satisfaction of its obligations under this Article 10.1 as a result of an assignment that occurs after the initial assignment by the Borrower unless the Lender’s consent is obtained in which case the Borrower shall be released and item (C) above shall apply.
10.2	The Lender may assign or transfer this Loan Agreement without the consent of the Borrower in the event of a change of control of the Lender or the sale of all or substantially all the assets of the Lender to which this Loan Agreement relates.

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10.3	Any assignment, transfer, mortgage, charge, pledge or other giving of security by one Party hereunder shall not in any way diminish the other Party’s rights and obligations or the giving Parties successor’s rights and obligations under this Loan Agreement, including any amendments hereto

10.4	On the written request of the Borrower, the Lender shall cooperate with the Borrower and any Creditors, by entering, in a timely manner, into such direct agreements as may reasonably be necessary and customary for project financing of the Works. Such agreements may include provisions which permit the Creditors, in the event of a breach of the Loan Agreement or the Silicon S&P Agreement that would permit the Lender to terminate the Loan Agreement, to:
(i)	Take-over the Loan Agreement;

(ii)	step-in, rectify or otherwise cure any breach of this Loan Agreement;

(iii)	assign or otherwise transfer this Loan Agreement.
11.	WHOLE AGREEMENT

This Loan Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and, except as herein stated and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations, undertakings and agreements of the Parties. This Loan Agreement supersedes all prior meetings, correspondence, and negotiations between the Parties. There are no representations, warranties, covenants, agreements, or collateral understandings, oral or otherwise, expressed or implied, of any kind between the Parties hereto, respecting the subject matter hereof, except as contained or referred herein, and neither Party has relied on any statement outside of the written agreement.

12.	VARIATION AND WAIVER

12.1	Any variation of this Loan Agreement must be in writing and signed by or on behalf of all Parties.

12.2	A waiver of any right under this Loan Agreement is only effective if it is in writing and it applies only to the Party to which the waiver is addressed and the circumstances for which it is given.

13.	SEVERANCE

If any provision of this Loan Agreement (or part of a provision) appears to be invalid, unenforceable, illegal, or non-binding the other provisions will remain in force. The Parties are obliged to replace the invalid, unenforceable, illegal, or non-binding provision of this Loan Agreement (or part of a provision) with other provisions that are valid, enforceable, legal and binding, in such way that the new provisions differ as little as possible from the original provisions, taking into account the object, purpose and contents of this Loan Agreement.

14.	NOTICES

14.1	Any notice or other communication required to be given under this Loan Agreement shall be in writing and shall be delivered to the Party required to receive the notice or communication at its address as set out below:

Borrower

Usine de Saint Auban,

7-December 2007
04 600 Saint Auban, France.

Attention: Frank Wouters, CEO

Lender

138 Bartlett Street

Marlboro, Massachusetts, 01752 U.S.A.

Attention: Richard Chleboski, Vice President

or at such other address as the relevant Party may specify by notice in writing to the other Parties.

Any notice or other communication sent by e-mail or facsimile must be confirmed by commercial courier.

14.2	Any notice or other communication shall be deemed to have been duly given:
(A)	if delivered personally, when left at the address referred to in Article 14.1; or

(B)	if delivered by commercial courier, on the date of signature of the courier’s receipt; or

(C)	if sent by fax, at the time of transmission; or

(D)	if sent by e-mail, at the time of despatch;

(E)	if deemed receipt under the previous paragraphs of this Article 16.2 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.
15.	CONFIDENTIALITY

15.1	Each Party undertakes that it shall not at any time during this Loan Agreement, and for a period of 5 (five) years after termination of this Loan Agreement, disclose to any person any Confidential Information.

15.2	For the purpose of this Article 15, “Confidential Information” means any knowledge, financial data or operating data, trade secrets, experience or know-how, and information of all kinds in whatever form about technologies, finances and costs, marketing and business (including but not limited to term sheets, notes, analyses, agreements, compilations, studies and interpretations) and suchlike which is disclosed by or on behalf of the disclosing Party whether or not the same is marked as Confidential Information including any Confidential Information that is communicated to the receiving Party orally and not reduced in writing. “Confidential Information” shall exclude any information that:
i.	is or becomes (through no improper action or inaction by the receiving Party or any affiliate, agent, consultant or employee) generally available to the public, or

ii.	was in its possession or known by it prior to receipt from the disclosing Party, provided the receiving Party complies with restrictions imposed thereon by third parties, or

iii.	was rightfully disclosed to it by a third party provided the receiving Party complies with restrictions imposed thereon by third parties , or

iv.	was independently developed without use of any Confidential Information of the disclosing Party”
15.3	Each Party may disclose the other Party’s Confidential Information:

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15.3.1	to its employees, officers, representatives or advisers who need to know such information for the purposes of carrying out the Party’s obligations under this Loan Agreement. Each Party shall ensure that its employees, officers, representatives or advisers to whom it discloses the other Party’s confidential information comply with this Article 15; and

15.3.2	as may be required by law, court order or any governmental or regulatory authority.
15.4	No Party shall use any other Party’s confidential information for any purpose other than to perform its obligations under this Loan Agreement.

16.	APPLICABLE LAW AND LANGUAGE

16.1	This Agreement shall be governed by and construed in accordance with French law.

16.2	The language of this Agreement and all correspondence, notices and written communications shall be English.

17.	DISPUTES

17.1	If any dispute arises out of or in connection with this Loan Agreement, directors or other senior representatives of the Parties with authority to settle the dispute will, within ten (10) days of a written request from one Party to the other, meet in a good faith effort to resolve the dispute.

17.2	All disputes arising out of or in connection with this Loan Agreement which are not resolved pursuant to Article 17.1, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The arbitration shall be conducted in English and the seat shall be Paris.

18.	EVENTS OF DEFAULT.

The following events shall be considered events of default with respect to this Loan Agreement:
18.1.1	The Borrower shall default in the payment of any part of the principal or unpaid accrued interest on the Loan [for more than [thirty (30)] days] after the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise;

18.1.2	The Borrower is unable or admits its inability to pay its debts as they fall due, by reason of actual or anticipated financial difficulties or suspends making payments on any of its debts or commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

18.1.3	The Borrower is in a state of suspension of payments (cessation des paiements) within the meaning of article L. 631-1 of the French Commercial Code;

18.1.4	Any corporate action, legal proceedings or other procedures or steps are taken by reason of the Borrower’s financial difficulties, in relation to:
(A)	The suspension of payments, a moratorium of any indebtedness, winding-up, dissolution administration or reorganisation (other than a solvent winding-up, dissolution or reorganisation carried out with the prior written consent of the Lender, such consent not to be unreasonably withheld or delayed) of the Borrower;

(B)	A composition, compromise, assignment or arrangement with any creditor of the Borrower;

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(C)	The appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Borrower or any of its assets;
Or any analogous procedure or step is taken in any jurisdiction.

18.1.5	The Borrower commences proceedings for conciliation in accordance with articles L. 611-4 to L. 611-15 of the French Commercial Code or any analogous procedure or step is taken in any jurisdiction;

18.1.6	A judgment for sauvegarde, redressement judiciaire or liquidation judiciaire is entered in relation to the Borrower under articles L. 620-1 to L. 644-6 of the French Commercial Code or any analogous judgment is entered in any jurisdiction;

18.1.7	The Borrower shall fail to observe or perform any other obligation to be observed or performed by it under this Loan Agreement within thirty (30) days after written notice from the Lender to perform or observe the obligation; and

18.1.8	The Borrower stops construction of the Works or acknowledges that it will be unable or is unwilling to complete construction of the works.
19.	REMEDIES. Upon the occurrence of an event of default under Article 18.1 hereof, at the option and upon the declaration of the Lender, the entire unpaid principal and accrued and unpaid interest on the Loan shall without formal notice of default (mise en demeure) or any other judicial or extra-judicial step,, be forthwith due and payable, and the Lender may, immediately and without expiration of any period of grace, enforce payment of all amounts due and owing under this Loan Agreement and exercise any and all other remedies granted to it.

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20.	EXPENSES. If any action is necessary to enforce or interpret the terms of this Loan Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

21.	FURTHER ASSURANCE. From time to time, the Borrower shall execute and deliver to the Lender such additional documents and shall provide such additional information to the Lender as the Lender may reasonably require to carry out the terms of this Loan Agreement.

22.	INDEMNITY; COSTS, EXPENSES AND ATTORNEYS’ FEES.

22.1	Subject to Article 22.2 the Borrower shall indemnify and hold the Lender harmless from any reasonable loss, cost, liability and legal or other expense, including reasonable attorneys’ fees of the Lender’s counsel, which the Lender may directly or indirectly suffer or incur by reason of the failure of the Borrower to perform any of its obligations under this Loan Agreement or exercise of remedies (collectively, “Costs”), provided, however, the indemnity agreement contained in this Article shall not apply to liabilities which the Lender may directly or indirectly suffer or incur by reason of the Lender’s own negligence or misconduct.

22.2	Notwithstanding any other provision of this Agreement no Party shall be liable to the other Party for loss of profit, loss of any contract or for any other consequential loss or damage which may be suffered by the other Party in connection with this Agreement.
IN WITNESS whereof the Parties have executed this Loan Agreement on the date first mentioned above.
Executed in Cologne in 2 original copies.

/s/ Frank Wouters
SIGNED by	Frank Wouters
for and on behalf of
SILICIUM DE PROVENCE S.A.S

/s/ Richard G. Chleboski
SIGNED by	Richard G. Chleboski
for and on behalf of
EVERGREEN SOLAR, INC.

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